Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. Announces Underwriters’ Exercise of Over-Allotment Option to Acquire an Additional 1,098,518 Shares of GMXR Common Stock

Oklahoma City, Oklahoma, Monday, February 28, 2011 — GMX Resources Inc. (the “Company” or “GMXR”) (NYSE: GMXR) today announced that the underwriters have exercised their over-allotment option to acquire an additional 1,098,518 shares of GMXR common stock. The Company expects the closing of the over-allotment shares to occur on March 2, 2011. As a result of the over-allotment, the Company will receive incremental net proceeds of approximately $4.9 million, net of underwriting discounts and commissions.

On February 4, 2011 the Company announced that it had successfully priced a public offering of 21,075,000 shares of its common stock at $4.75 per share. In connection with the offering, the Company granted the underwriters a 30-day option to purchase up to an additional 3,161,250 shares of common stock to cover over-allotments, if any. Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC were the joint book-running managers for the offering. Other underwriters included Capital One Southcoast, Inc., Pritchard Capital Partners, LLC, Johnson Rice & Company, L.L.C., and Howard Weil Incorporated.

As previously announced, the Company intends to use the net proceeds of the offering (i) to fund an offer to purchase up to $50.0 million of its outstanding 5.00% convertible senior notes due 2013, (ii) to repay the current outstanding balance under its secured revolving credit facility, (iii) to fund the purchase price of pending acquisitions of undeveloped oil and gas leases, (iv) to fund its exploration and development program and (v) for other general corporate purposes.

The offering was made by means of the prospectus and the related preliminary prospectus supplement filed with the U.S. Securities and Exchange Commission (the “SEC”) as part of the Company’s registration statement. Copies of the preliminary prospectus supplement and related prospectus may be obtained by contacting Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014, email: prospectus@morganstanley.com, or by calling 1-866-718-1649 or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, or by calling 1-800-221-1037. The Company’s registration statement, prospectus supplement and prospectus are also available on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of common stock or any other securities of the Company, nor shall there be any sale of the shares of common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Statements in this news release, including but not limited to those relating to the proposed offering of shares of common stock and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.